[GRAPHIC OF LOGO OF AMERICAN MOBILE SATELLITE CORPORATION OMITTED]


American Mobile Satellite Corporation
-------------------------------------
10802 Parkridge Boulevard
Reston, Virginia  20191-5416









Dear Stockholder:

         You are cordially invited to attend the annual meeting of stockholders of American Mobile Satellite Corporation to be held at 9:00 a.m. on Wednesday, May 21, 1997 at the Sheraton Reston Hotel, 11810 Sunrise Valley Drive, Reston, Virginia (703/620-9000).

         The formal notice of annual meeting and proxy statement are attached to this letter. This material contains information concerning the business to be conducted at the meeting and the nominees for election as directors.

         Even if you are unable to attend the meeting in person, it is important that your shares be represented. Therefore, I urge you to complete, date, sign and return the enclosed proxy card at your earliest convenience. If you choose to attend the annual meeting, you may, of course, revoke your proxy and cast your votes personally at the meeting.

                                                      Sincerely,


                                                      /s/JACK A. SHAW
                                                      Chairman of the Board

[GRAPHIC OF LOGO OF AMERICAN MOBILE SATELLITE CORPORATION OMITTED]



American Mobile Satellite Corporation
-------------------------------------
10802 Parkridge Boulevard
Reston, Virginia  20191-5416



NOTICE OF ANNUAL MEETING OF STOCKHOLDERS                          April 21, 1997
----------------------------------------


To the Stockholders of American Mobile Satellite Corporation:

         The annual meeting of stockholders of American Mobile Satellite Corporation ("AMSC") will be held at the Sheraton Reston Hotel, 11810 Sunrise Valley Drive, Reston, Virginia, on Wednesday, May 21, 1997, at 9:00 a.m., for the following purposes:

         1.  To elect eleven directors;

         2. To approve an amendment to the Company's 1989 Stock Option Plan to increase the number of shares authorized for issuance;

         3. To consider and act upon a proposal to ratify the appointment of Arthur Andersen LLP as independent accountants for AMSC for the year 1997; and

         4. To transact such other business as may be properly brought before the meeting or any adjournments thereof.

         Only holders of record of AMSC's Common Stock at the close of business on March 31, 1997, will be entitled to vote at the meeting. A list of such stockholders will be available at the Company's headquarters, 10802 Parkridge Boulevard, Reston, Virginia for examination during normal business hours by any stockholder for any purpose germane to the meeting for a period of ten days prior to the meeting.

         Stockholders who do not expect to attend the meeting in person are asked to date, sign and complete the enclosed proxy and return it without delay in the enclosed envelope, which requires no postage if mailed in the United States.

                                         By order of the Board of Directors,
                                         Randy S. Segal
                                         Vice President and Secretary

Reston, Virginia
April 21, 1997

[GRAPHIC OF LOGO OF AMERICAN MOBILE SATELLITE CORPORATION OMITTED]



American Mobile Satellite Corporation
-------------------------------------
10802 Parkridge Boulevard
Reston, Virginia  20191-5416



                                 PROXY STATEMENT
                                 ---------------

         The accompanying proxy is solicited on behalf of the Board of Directors of American Mobile Satellite Corporation ("AMSC" or the "Company") for use at the annual meeting of stockholders to be held on May 21, 1997, and any adjournments thereof. The stockholder giving the proxy may revoke it at any time before it is exercised at the meeting by delivering to the Secretary of AMSC a written instrument of revocation or a duly executed proxy bearing a later date. This proxy statement and the accompanying form of proxy are being first sent to stockholders on or about April 21, 1997.

         The only class of securities of AMSC entitled to vote at the 1997 annual meeting is its Common Stock, of which 25,111,180 shares were outstanding on March 31, 1997. Only stockholders of record at the close of business on March 31, 1997, will be entitled to vote at the annual meeting. Each stockholder has one vote for each share of Common Stock held, and in the election of directors is entitled to cumulate his or her votes. Under cumulative voting, each stockholder is allowed that number of votes equal to the number of director positions to be filled (eleven) multiplied by the number of shares of Common Stock owned. The stockholder may distribute those votes among one or more, or all, of the nominees as the stockholder desires. However, as described below, the accompanying proxy reserves to the persons named therein the right to distribute the votes represented by such proxy in their discretion in order to maximize the likelihood of electing the full slate of directors. Under cumulative voting, directors are elected by a plurality of votes cast. A withheld vote on any nominee will not affect the voting results.

         With respect to Proposal 2, approval of the amendment to the 1989 Stock Option Plan (the "1989 Plan") and Proposal 3, ratification of the appointment of Arthur Andersen LLP as independent accountants for AMSC for the year 1997, will in each case require the affirmative vote of a majority of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote. Abstentions will be treated as votes present and entitled to vote and thus will have the effect of a vote against the proposal.

         Brokers who hold shares in street name do not have the authority to vote on certain matters for which they have not received instructions from beneficial owners. Such broker non-votes (arising from the lack of instructions from beneficial owners) will not affect the outcome of the vote on Proposals 2 and 3. Broker non-votes will be counted in determining the existence of a quorum.


                            1. ELECTION OF DIRECTORS
                            ------------------------

         It is intended that the persons named in the proxy will, unless otherwise instructed, vote for the election of the eleven nominees listed below to serve as directors until the next annual meeting of stockholders and until their respective successors are elected and qualified. If for any reason any nominee should not be available for election or able to serve as a director, the accompanying proxy may be voted for the election of a substitute nominee designated by the Board of Directors and will be voted for the election of the other nominees named therein. In any event, management reserves the right in its discretion to distribute the total votes represented by the proxies unevenly or among less than all of the persons named (or their substitutes), as permitted by cumulative voting, in order to maximize the likelihood of electing the full slate of directors.

Nominees
--------

         Information with respect to the business experience and affiliations of the nominees to the Board of Directors is set forth below. The information set forth below and elsewhere in this proxy statement concerning the nominees and their security holdings has been furnished by them to AMSC.

         Jack A. Shaw, 58. An AMSC director and Chairman of the Board of Directors of AMSC since July 1996, Mr. Shaw is chairman and chief executive officer of Hughes Network Systems, Inc., and senior vice president of Hughes Electronics Corporation, a subsidiary of General Motors Corporation. He is a member of the Hughes Electronics Office of the Chairman. Prior to joining Hughes, he held senior management positions with companies including ITT Space Communications, Inc., Digital Communications Corporation, and M/A-COM Telecommunications, Inc., which was acquired by Hughes in 1987.

         Steven D. Dorfman, 61. Mr. Dorfman is an executive vice president of Hughes Electronics Corporation and chairman of Hughes Telecommunications and Space Company, as well as a member of the Hughes Office of the Chairman. Prior to being named to his present position in October 1993, Mr. Dorfman was president of Hughes Space and Communications Company. Prior to that, Mr. Dorfman was president and chief executive officer of Hughes Communications, Inc. Mr. Dorfman has been with Hughes since 1957.

         Ho Siaw Hong, 47. An AMSC director since April 1997 and from March 1993 to March 1994, Mr. Ho is Assistant Vice President Satellite Services of Singapore Telecommunications Ltd. ("Singapore Telecom"). Since 1972 he has held a variety of positions at Singapore Telecom in the areas of network control and management, cellular radio, paging and satellite system planning and satellite business development.

         David Juliano, 46. An AMSC director since October 1996, Mr. Juliano is Vice President National Retail of AT&T Wireless Services, which he joined in December 1989. Prior to joining AT&T Wireless Services, he was with the Sony Corporation in various regional and national management positions in its Consumer Electronics Company.

         Billy J. Parrott, 61. An AMSC director since May 1988, Mr. Parrott is President and Chief Executive Officer of Antifire, Inc., a manufacturer of non-toxic fire retardants. Mr. Parrott is also the founder and co-founder of several telecommunications companies, including Private Networks, Inc., a builder and operator of telecommunications and broadcast properties, and Roanoke Valley Cellular Telephone Company, a cellular communications company. Mr. Parrott is owner of a production company where he functions as a writer, producer, director and marketing consultant to Fortune 500 companies.

         Gary M. Parsons, 46. An AMSC director and Chief Executive Officer and President of AMSC since July 1996. Mr. Parsons joined AMSC from MCI Communications Corporation where he served in a variety of executive roles from 1990 to 1996, including most recently as Chief Executive Officer of MCI's subsidiary MCImetro, Inc. and as Executive Vice President of MCI. From 1984 to 1990, Mr. Parsons was one of the principals of Telecom*USA, which was acquired by MCI.

         Andrew A. Quartner, 43. An AMSC director since February 1994, Mr. Quartner also served as an AMSC director from May 1988 to November 22, 1993. Mr. Quartner is Senior Vice President, Law, of AT&T Wireless Services, Inc. ("AT&T Wireless"), which he joined in November 1985. Prior to joining AT&T Wireless in 1985, Mr. Quartner was associated with the law firm of Debevoise & Plimpton in New York.

         Roderick M. Sherwood, III, 43. Mr. Sherwood has been an AMSC director since April 1996. He is a corporate vice president and treasurer of Hughes, Chairman of Hughes Investment Management Company, and a member of the Hughes Chairman's Forum. Prior to being elected to his present position in May 1995, Mr. Sherwood served in a variety of financial roles during his 14-year career with Chrysler Corporation, where he served as assistant treasurer from 1991 to 1994.

         Michael T. Smith, 54. Mr. Smith, an AMSC director since April 1996, is chairman of Hughes Aircraft and vice chairman of Hughes Electronics. Mr. Smith served as executive vice president and chief financial officer of Hughes from 1989 until 1992, when he was named to his current position. Mr. Smith was the chairman of Hughes Missile Systems, Co. from 1992 to 1994. Previously, Mr. Smith served in a variety of financial management positions with Hughes and General Motors Corporation, beginning his career in 1968.

         Yap Chee Keong, 36. Mr. Yap is the Group Financial Controller/Vice President for the Corporate Finance Group of Singapore Telecom with overall responsibility for the financial management and control of the Singapore Telecom Group. Prior to joining Singapore Telecom in 1995, he was the General Manager and Group Financial Controller of United Pulp & Paper Company Limited, and an Audit Manager of KPMG Peat Marwick.

         Albert L. Zesiger, 67. An AMSC director since May 1989, Mr. Zesiger is Principal of the Zesiger Capital Group, LLC, an investment advisory firm. Prior to forming Zesiger Capital, Mr. Zesiger was Managing Director of BEA Associates ("BEA"), an investment advisory firm. He began his career with the General Tire and Rubber Company, where he was Investment Funds Manager and Chairman of the Real Estate Committee. Later, he was involved in mutual fund management with both the Commonwealth Group and the Anchor Group of Mutual Funds. Prior to joining BEA, he was Manager of Investment Advisory Services and a member of the Investment Committee at Lazard Freres & Co.



Board Committees, Meetings and Compensation
-------------------------------------------

         The Board of Directors has an Executive Committee which meets as needed and generally has full authority to act on behalf of the Board of Directors unless otherwise prohibited by Delaware law. The Executive Committee includes representatives from Hughes, AT&T Wireless and Singapore Telecom, and its members are designated by the Board of Directors in accordance with the terms of a stockholders' agreement. Under certain circumstances, a stockholder holding a Threshold Percentage of Common Stock has the right to cause other 5% stockholders which are parties to the agreement to have such other parties' representatives on the Board of Directors vote to have the nominee of that stockholder appointed to the Executive Committee. See "Agreements Among Stockholders." The current members of AMSC's Executive Committee are Messrs. Ho, Quartner, Shaw, Sherwood and Zesiger. See "Compensation and

Stock Option Committee Interlocks and Insider Participation." The Executive Committee took action by unanimous written consent three times during 1996.

         The Board of Directors also has an Audit Committee which currently consists of Messrs. Ho, Quartner, and Sherwood. The Audit Committee is responsible for reviewing the Company's internal auditing procedures and accounting controls and will consider the selection and independence of the Company's outside auditors. The Audit Committee met two times during 1996.

         The Board of Directors has a Nominating Committee which makes nominations for the Board of Directors and the Committees of the Board. The current members of the Nominating Committee are Messrs. Dorfman, Quartner, and Smith. The Nominating Committee took action by unanimous written consent one time during 1996. The Nominating Committee will consider stockholder proposals of persons to be nominated for election to the Board made in accordance with the Company's Bylaws. See "Proposals for 1998," below.

         The Board of Directors has a Compensation and Stock Option Committee which is responsible for administering AMSC's 1989 Plan, reviewing certain of AMSC's compensation programs and making recommendations to the Board of Directors with respect to compensation. The current members of the Compensation and Stock Option Committee are Messrs. Quartner, Shaw, Smith and Zesiger. The Compensation and Stock Option Committee met three times during 1996 and took action by unanimous written consent three times during 1996. See "Compensation and Stock Option Committee Report."

         The Board of Directors met fourteen times during 1996. All director nominees other than Messrs. Juliano and Shaw attended 75% or more of all Board meetings and meetings of committees of which they were members during 1996.

         Each non-employee member of the Board of Directors is entitled to receive an annual retainer of $19,000, and each member of the committees of the Board is entitled to receive additional amounts as follows: Executive Committee, $3,500 per year; Audit Committee, $2,500 per year; Nominating Committee, $2,000 per year; and Compensation and Stock Option Committee, $2,000 per year. Directors have the right to elect to retain or forego these amounts, or to have them donated to a charity of their choice. Prior to August 1996, Messrs. Quartner and Roderick directed that such amounts be paid to their respective employers; Mr. Zesiger had elected to have such amounts paid to Asphalt Green, a charity; Mr. Parrott elected to have such amounts paid to him directly. Following the July 1996 Board of Directors meeting, Messrs. Dorfman, Ho,
Juliano, Quartner, Shaw, Sherwood, Smith and Zesiger have elected to forego these amounts. Directors also receive reimbursement for reasonable expenses incurred in attending meetings of the Board and of Board committees. During 1996, all directors elected to forego such reimbursement. Each non-employee member of the Board of Directors (an "Eligible Director") is entitled to receive options exercisable for the Company's Common Stock as provided in the Company's 1994 Non- Employee Director Stock Option Plan. Pursuant to the Director Plan, each Eligible Director (other than directors electing not to receive such options) receives an initial option to purchase 1,000 shares of Common Stock, and automatically receives annually an option to purchase 500 shares of Common Stock at an exercise price equal to the fair market value of the Common Stock on the date of grant. Each option expires on the earlier of (i) ten (10) years from the date of grant or (ii) seven (7) months after a director's termination of service as a director. Messrs. Dorfman, Ho, Shaw, Sherwood, Smith and Zesiger have elected to forego receipt of options under the Director Plan.

Security Ownership of Certain Beneficial Owners and Management
--------------------------------------------------------------

         The following table and the accompanying notes set forth certain information concerning the beneficial ownership of AMSC's Common Stock at January 31, 1997 (except where otherwise indicated), by (i) each person who is known by AMSC to own beneficially more than five percent of AMSC's Common Stock,
(ii) each director, (iii) each Executive Officer named in the Summary Compensation Table (see "Executive Compensation," below), and (iv) all directors and Executive Officers as a group. Except as otherwise indicated, each person listed in the table has informed AMSC that such person has (i) sole voting and investment power with respect to such person's shares of Common Stock and (ii) record and beneficial ownership with respect to such person's shares of Common Stock.


Name of Beneficial Owner (1)                           Number of
----------------------------                            Shares     % of Class
                                                        ------     ----------
Beneficial Owners of More than 5%
---------------------------------
Space Technologies Investments, Inc.(2)..........      1,855,539     7.2%

Transit Communications, Inc......................        681,818     2.7

Satellite Communications Investments
         Corporation(2)..........................      1,344,067     5.3
1150 Connecticut Avenue, N.W.
Washington, DC  20036
                                                       ---------    ----
         Reflected as a Group (2)(3).............      3,881,424    14.9%



Name of Beneficial Owner (1)                           Number of
----------------------------                            Shares     % of Class
                                                        ------     ----------
Baron Capital, Inc. (4)                                5,143,733     20.0%
767 Fifth Avenue, 24th Floor
New York, NY 10153


Hughes Communications Satellite
         Services, Inc. (5)                           10,441,622     36.1%
Building S66/D468
Post Office Box 92424
Los Angeles, CA  90009

Singapore Telecommunications Ltd. (6)                  4,731,546     18.3%
31 Exeter Road, Comcentre
Singapore  0923
Republic of Singapore


Directors and Executive Officers
--------------------------------

Chia Choon Wei (7) (8)...........................          4,000       *
Steven A. Dorfman................................          1,000       *
Ho Siaw Hong (9).................................              0       *
David A. Juliano (7).............................          1,000       *
Lim Toon (7) (10)................................          4,000       *
Billy J. Parrott (7) (11)........................         11,500       *
Gary M. Parsons..................................         10,000       *
Andrew A. Quartner (7) (12)......................          7,000       *
Jack A. Shaw.....................................              0       *
Roderick M. Sherwood III.........................              0       *
Michael T. Smith.................................          1,000       *
Yap Chee Keong (13)..............................              0       *
Albert L. Zesiger (14) ..........................        840,497      3.3%
Carson E. Agnew (15) (16) (17)...................          7,975       *
Patrick FitzPatrick (17).........................            142       *
Brian B. Pemberton (16)..........................        112,446       *
Randy S. Segal (16) (17).........................         32,493       *
All Directors and Executive Officers as a
group (17 persons) (7) (16) (17).................      1,033,053      4.1%
-------------------------------------------------      ---------
* Less than 1%

(1) Certain holders of Common Stock, including each of the beneficial owners of more than 5% of the Common Stock ("5% Stockholders") listed in the table are parties to a stockholders' agreement dated December 1, 1993 (the "Stockholders' Agreement"). The 5% Stockholders who are parties to the Stockholders' Agreement may be deemed to constitute a group having beneficial ownership of all Common Stock held by members of such group. See "Agreements Among Stockholders." Each such 5% Stockholder disclaims beneficial ownership as to shares of Common Stock held by other 5% Stockholders.

(2) Includes 649,347 shares of Common Stock issuable upon exercise of warrants held by Space Technologies Investments, Inc., and 230,932 shares of Common Stock issuable upon exercise of warrants held by Satellite Communications Investments Corporation. Such warrants are exercisable at any time through December 20, 1998, at an exercise price of $21.00 per share, subject to restriction if such exercise would cause the Company's foreign ownership to exceed the levels permitted by the Communications Act of 1934, as amended (the "Communications Act").

(3)       Transit   Communications,   Inc.  is   indirectly   80%-owned  by  LIN
          Broadcasting Corporation, which is an indirect subsidiary of AT&T Wireless. Satellite Communications Investments Corporation and Space Technologies Investments, Inc. are direct or indirect subsidiaries of AT&T Wireless.

(4) Includes 625,000 shares of Common Stock issuable upon exercise of Long Term Guaranty Warrant issued to Baron Capital on June 28, 1996, in connection with the Company's Long Term Financing.

(5) Hughes Communications Satellite Services, Inc. ("HCSSI") is an indirect wholly-owned subsidiary of Hughes, which is a wholly-owned subsidiary of General Motors Corporation. Includes 25,000 shares of Common Stock issuable upon exercise of warrants issued to HCSSI on January 19, 1996, in connection with the Company's Interim Financing and 3,750,000 shares of Common Stock issuable upon exercise of Long Term Guaranty Warrant issued to HCSSI on June 28, 1996 in connection with the Company's Long Term Financing. See "Compensation and Stock Option Committee Interlocks and Insider Participation."

(6) Singapore Telecom is approximately 82%-owned by Temasek Holdings (Private) Ltd., a Singapore holding company that is wholly owned by the Government of Singapore. Includes 625,000 shares of Common Stock issuable upon exercise of Long Term Guaranty Warrant issued to Singapore Telecom on June 28, 1996 in connection with the Company's Long Term Financing.

(7) Includes shares issuable upon the exercise of options granted under the Nonemployee Director Stock Option Plan which options are vested and exercisable within sixty days after January 31, 1997, subject to compliance with applicable securities laws.

(8)       Dr. Chia resigned from the Board of Directors effective April 1, 1997.

(9) Mr. Ho was elected to the Board of Directors effective upon the resignation of Dr. Chia effective April 1, 1997.

(10)      Mr. Lim will not be standing for reelection to the Board of Directors;
          his  term  as  a  director  will  be  completed   effective  with  the
          Stockholders' Annual Meeting.

(11) Includes 7,500 shares owned by Private Networks, Inc., a company in which Mr. Parrott owns a one-third equity interest. Mr. Parrott disclaims beneficial ownership as to all such shares of Common Stock.

(12) Includes 1,050 shares owned by trusts for the benefit of each of Mr. Quartner's three children, of which Mr. Quartner is trustee, and 100 shares owned by Mr. Quartner's wife. Mr. Quartner disclaims beneficial ownership as to all such shares of Common Stock.

(13) Mr. Yap is the Singapore Telecom nominee to replace the vacancy left by Mr. Lim not standing for reelection to the Board of Directors.

(14) Includes 800,497 shares owned by funds managed by Mr. Zesiger, including 3,000 shares owned by ZCG Pension Fund. Mr. Zesiger disclaims beneficial ownership as to all such shares of Common Stock except to the extent of his pecuniary interest in ZCG Pension Fund.

(15) Includes 300 shares owned by a revocable trust for the benefit of Dr. Agnew's family.

(16) Includes shares issuable upon the exercise of options granted under the Stock Option Plan which options are vested and exercisable within sixty days after January 31, 1997, subject to compliance with applicable securities laws.

(17)      Includes shares owned through the Company's matching 401(k) Plan.

Agreements Among Stockholders
-----------------------------

         AMSC and each holder of shares of Common Stock who acquired such shares prior to the Company's initial public offering of 8,500,000 shares of Common Stock, which was completed December 20, 1993 (the "Offering"), are parties to a Stockholders' Agreement, amended and restated as of December 1, 1993 (the "Stockholders' Agreement"). The parties to the Stockholders' Agreement hold in excess of 57% of the outstanding shares of Common Stock. The Stockholders' Agreement sets forth agreements among the parties relating to the governance of the Company, ownership of shares and the voting and transferability of Common Stock and other matters. The Stockholders' Agreement limits the Company's activities to providing and marketing mobile satellite service, designing, constructing, operating and maintaining the Company's mobile satellite system, engaging in the communications business, and engaging in activities necessary, appropriate or reasonably related to the foregoing. The Company does not currently intend to engage in any other activities. The Stockholders' Agreement provides that the parties will not vote to remove members of the Board of Directors except for cause and that they will not elect or permit the election of a director who is not a United States citizen, if such action would cause the Company to violate applicable law, regulations or FCC policy.

         In the Stockholders' Agreement, stockholders who, together with their affiliates, own in excess of five percent of the Common Stock ("Specified Stockholders") have also agreed to cause their representatives on AMSC's Board of Directors to appoint to the Executive Committee two directors (and one alternate) nominated by each of the two Specified Stockholders which are parties to the Stockholders' Agreement that hold the greatest number of shares of Common Stock and one director (and one alternate) nominated by the Specified Stockholder that holds the third greatest number of shares of Common Stock, provided that each Specified Stockholder making such nomination holds at least 15% (the "Threshold Percentage"), of the outstanding Common Stock. Notwithstanding the foregoing, regardless of whether any other Specified Stockholder which is a party to the Stockholders' Agreement holds the Threshold Percentage of the outstanding shares of Common Stock, during the period that any single Specified Stockholder or group of affiliated stockholders which are parties to the Stockholders' Agreement are the record holders of more than 50% of the outstanding Common Stock, the Specified Stockholders have agreed to cause their Board representatives to vote for the appointment to the Executive Committee of nominees of that Specified Stockholder. The Stockholders' Agreement also provides that no person shall be elected to the Board of Directors if such election would violate the Communications Act or regulations thereunder. Furthermore, the Stockholders' Agreement provides that no director shall be elected to the Executive Committee if such election, in the opinion of counsel for AMSC, would raise a reasonable prospect of violating the Communications Act or regulations thereunder. Moreover, before any Specified Stockholder may elect a director of AMSC who is not a United States citizen, it must first allow Singapore Telecom to elect such a director, provided Singapore Telecom casts sufficient cumulative votes to elect a director.

         The Communications Act provides that certain FCC licenses may not be held by a corporation of which more than 20% of its capital stock is directly owned of record or voted by non-U.S. citizens or entities or their representatives (the Company's wholly-owned subsidiary, AMSC Subsidiary Corporation ("AMSC Subsidiary"), as the holder of the FCC license to construct and operate the Company's mobile satellite services system, is subject to these restrictions). Further, the Communications Act provides that certain FCC license may not be held by a corporation controlled by another corporation if more than 25%
of the controlling corporation's capital stock is owned of record or voted by non-U.S. citizens or entities or their representatives ("Alien Ownership"), if the FCC finds that the public interest is served by the refusal or revocation of such license (AMSC controls AMSC Subsidiary and therefore is subject to these restrictions). The Stockholders' Agreement contains procedures for reducing the risk that the Company will fail to comply with the FCC's Alien Ownership restrictions as a result of the ownership of the stockholders party to that Agreement or their respective holdings in AMSC.

         The Stockholders' Agreement provides that when a Specified Stockholder transfers Common Stock not acquired by such Specified Stockholder in the open market, the transferee shall become a party to the Stockholders' Agreement, and shall assume all of the transferring Specified Stockholder's rights and obligations under the Stockholders' Agreement, provided such transferee together with its affiliates would, giving effect to such transfer, hold in excess of 5.0% of the issued and outstanding Common Stock.

         The Stockholders' Agreement continues until terminated by the affirmative vote of the holders of three-fourths of the issued and outstanding Common Stock held by parties to the Stockholders' Agreement. It may be amended by a three-fourths' vote of the Specified Stockholders, except that amendments to the provisions providing for registration rights and certain other matters require the affirmative vote of the holders of three-fourths of the outstanding Common Stock held by parties to the Stockholders' Agreement.

         In connection with an interim financing facility entered into by the Company in January 1996 (the "Interim Financing Facility"), the Specified Stockholders entered into a voting agreement with the purchasers under that facility with respect to a proposal presented to the stockholders for approval at the April 25, 1996 annual meeting. That proposal, to approve the issuance of shares of common stock upon conversion or exchange of securities issued pursuant to the Interim Facility, was approved by the stockholders at that meeting.

Executive Officers

         Executive Officers of AMSC are elected by the Board of Directors. As part of their responsibilities, all Executive Officers currently serve as officers of AMSC, AMSC Subsidiary and AMSC's wholly-owned subsidiaries, AMSC Skycell, Inc., American Mobile Radio Corporation and Personal Communications Satellite Corporation, and certain Executive Officers serve as officers or directors of AMSC's wholly-owned subsidiary, AMSC Sales Corporation, Ltd. Executive Officers receive no additional compensation for these services. Information with respect to the age, business experience and the affiliations of the Executive Officers of AMSC is set forth below.

         Gary M. Parsons, Chief Executive Officer, President and Director, joined the Company in July 1996. See "Nominees" for information regarding Mr. Parson's age, business experience and affiliations.

         Carson E. Agnew, 47, Vice President, Business Development, joined the Company in 1995. Previously, Dr. Agnew had served as a Director of the Company from May 1988 to September 1995. Prior to joining the Company Dr. Agnew was a Vice President of Hughes Communications, Inc., from 1988, and Vice President of its Mobile Satellite Program from 1991. Prior to that Dr. Agnew managed the New Venture Organization in the Hughes Aircraft Space and Communications Group.

         Patrick FitzPatrick, 57, former Vice President and Chief Financial Officer, joined the Company in May 1996. Prior to joining the Company, Mr. FitzPatrick served as Senior Vice President and Chief Financial Officer of PRC, Inc. Mr. FitzPatrick terminated his employment with the Company effective January 31, 1997.

         Robert L. Goldsmith, 53, joined the Company on February 3, 1997, as the Executive Vice President and Chief Operating Officer. Prior to joining the Company, Mr. Goldsmith was the Senior Vice President of Sales and Marketing and General Manager of the Commercial Services Division for Qwest Communications Company. Prior to joining Qwest, Mr. Goldsmith was with MCI for nine years in various executive sales and marketing positions.

         Brian B. Pemberton, 52, former President, Skycell Services, Inc. of the Company since July 1996 and President and Chief Executive Officer of the Company since April 1990. Mr. Pemberton terminated his employment with the Company effective December 31, 1996.

         Randy S. Segal, 40, Vice President, General Counsel and Secretary, joined the Company in October 1992. From October 1983 to October 1992, Ms. Segal was associated with the law firm of Debevoise & Plimpton in New York, New York.


Compensation and Stock Option Committee Report
----------------------------------------------

Introduction
------------

         The Company's compensation policy for 1996 was established by the Compensation and Stock Option Committee consisting of Messrs. Quartner, Shaw, Smith and Zesiger. In accordance with this policy, which is discussed in greater detail below, the Compensation and Stock Option Committee set the base salaries of, and awarded cash bonuses and stock options to, AMSC's Executive Officers for 1996. None of the members of the Compensation and Stock Option Committee are employees of the Company.

         AMSC's Compensation  Policy.  AMSC's compensation policy is designed to
         ---------------------------
(i) attract and retain a talented and highly motivated executive corps, (ii) reward those executives for attaining personal, departmental and company-wide goals, and (iii) align the interests of those executives with the interests of the Company's stockholders. Each of these objectives is addressed to a greater or lesser extent by each of the three components of the executive's compensation
- base salary, annual bonus and stock options.

         Base  Salary.  AMSC's  salary  program is designed  to pay  competitive
         ------------
salaries to all of AMSC's employees, including its Executive Officers. Through the salary program the Company offers competitive pay opportunities reinforced by a strong pay for performance philosophy. Base salary opportunities for a position are expressed as a salary range. Such ranges have been developed based on analysis of the Company's business considerations, general economic conditions and pay for similar types or levels of positions in the external market place. In 1994, the Company employed an independent consultant to provide information regarding the compensation programs of a select group of companies in the telecommunications industry. This survey indicated that, on average and in the aggregate, the salaries of the Company's Executive Officers compared were approximately 93.12% of the median of the salaries paid by comparable companies in 1993 to their five highest paid executive officers. (The study covered seven companies in the telecommunications industry, while the Nasdaq Telecom index referred to in the Performance Graph set forth below includes all companies traded on Nasdaq which fall into Standard Industrial Classification Code 48.) Current salary range position and performanc are considered in determining merit increase percentages. The President makes recommendations regarding merit increases in the salaries of the Company's other Executive Officers. Such recommendations are generally based on qualitative factors that tend to be subjective in nature, although more objective quantitative measures may be used in certain cases. In each of 1995 and 1996, the Company consulted telecommunications industry surveys, as well as diversified local and national surveys, to assess the comparability of base pay increases.

         The Compensation and Stock Option Committee approved the President's recommendation that merit increases would not be paid in 1997 to senior executives (director level and above), and that the President's base compensation would be reduced. Instead, the Committee approved a proportionate increase in at-risk, bonus compensation to such executives. In view of the economic constraints facing the Company, the desirability of placing a greater emphasis on performance-based, at-risk compensation, and the positive message to be derived throughout the organization by implementation of such a salary reduction or freeze at the most senior management levels, the Committee believed this base and bonus reallocation to be a desirable one.

         Annual Bonus.  AMSC's Executive Officers are eligible for discretionary
         ------------
annual bonuses. Performance objectives are set annually for each executive, with relative values set for attaining each objective. At year end, the President of the Company assesses each executive's success in obtaining his or her performance objectives, and makes an appropriate recommendation to the Compensation and Stock Option Committee regarding such executive's annual bonus. Such recommendations are generally based, in part, on quantitative factors relating to attainment of corporate objectives and, in part, on more qualitative factors relating to individual performance.

         Stock Options. The number of stock options granted to each executive is
         -------------
determined by the Compensation and Stock Option Committee in its discretion. In making its determination, the Compensation and Stock Option Committee considers the executive's position at the Company, his or her individual performance, the number of options held by the executive (if any) and other factors, including an analysis of the estimated amount potentially realizable from the options.

         On June 11, 1996, the Compensation and Stock Option Committee approved a repricing of certain options granted to employees pursuant to the Company's 1989 Plan. Because of a decline in market value of the Company's Common Stock, certain outstanding options were exercisable at prices that exceeded the market value of the Common Stock. In view of this decline and in keeping with the Company's philosophy of utilizing equity incentives to motivate and retain qualified employees, the Compensation and Stock Option Committee felt that it was important to regain the incentive intended to be provided by options to purchase shares of the Company's Common Stock.

         Pursuant to the terms of the repricing, 251 option holders, holding options to purchase an aggregate of 272,398 shares of the Company's Common Stock, that had an exercise price of $27.75 per share (the "Existing Options"), were issued new options to purchase an equal number of shares at an exercise price of $18.25 per share, the fair market value of the Company's Common Stock on June 11, 1996, the date of the repricing (the "New Options"). The New Options modify the exercise price of the Existing Options to which each relates, and like the Existing Options, are governed by the 1989 Plan. The proportionate share of vested options and the remaining vesting schedule for the New Options remains the same as those of the Existing Options. The terms of the New Options are otherwise the same as the terms of the Existing Options that they replace.

         Compensation  of the President.  The foregoing  principles and policies
         ------------------------------
were applied in determining the compensation of Mr. Parsons, President of AMSC. During fiscal 1996, Mr. Parsons received a base salary, on an annualized basis, of $350,000. Upon recommendation by Mr. Parsons, his base compensation for 1997 will be reduced to $315,000. The Compensation and Stock Option Committee also awarded Mr. Parsons options to purchase a total of 300,000 shares of the Company's Common Stock.

         Tax Deductibility of Executive Compensation.  The Internal Revenue Code
         -------------------------------------------
of 1986, as amended (the "Code"), limits the federal income tax deductibility of compensation paid to the Company's chief executive officer and to each of the other four most highly compensated Executive Officers. The Company may deduct such compensation only to the extent that during any fiscal year the compensation does not exceed $1 million or meets certain specified conditions (such as stockholder approval). Based on the Company's current compensation plans and policies and recently released regulations interpreting the Code, the Company and the Compensation and Stock Option Committee believe that, for the near future, there is little risk that the Company will lose any significant tax deduction for executive compensation. The Compensation and Stock Option Committee intends to monitor this issue, and will consider modifications of the Company's compensation policies as conditions warrant and to the extent necessary to serve the best interests of the Company.

Andrew A. Quartner     Jack A. Shaw     Michael T. Smith     Albert L. Zesiger

Compensation and Stock Option Committee Interlocks and Insider Participation
----------------------------------------------------------------------------

         During the fiscal year ended December 31, 1996, the Compensation and Stock Option Committee of AMSC's Board of Directors consisted of Andrew A. Quartner, Jack A. Shaw, Michael T. Smith and Albert L. Zesiger. During 1996, the Company and AMSC Subsidiary entered into contracts and other transactions with certain affiliates of Hughes, with AT&T Corp. and with Singapore Telecom. All of these contracts and transactions were approved by AMSC's Board of Directors or Executive Committee, and the Company believes that the contracts and transactions were made on terms substantially as favorable to the Company as could have been obtained from unaffiliated third parties. The following is a description of such contracts and transactions.

         In 1990, following a competitive bidding process in which there was another bidder, the Company entered into the contract (the "Satellite Construction Contract") for the development and construction of the Company's first satellite (the "Satellite") with Hughes Aircraft. Hughes Aircraft, one of the largest and most experienced satellite manufacturers in the world, is building the Satellite's bus. The bus is comprised of the spacecraft and the subsystems used to maintain the proper operation of the communications payload. The Satellite is a Hughes HS-601 system with a payload specifically designed for the Company's mobile satellite system by Spar Aerospace, Ltd. ("Spar"). In January 1997, the Company reached an agreement with Hughes Aircraft to reduce the amount of performance payments owed by the Company by 27.5%, and to defer all payments otherwise due until January 1998.

         In November 1994, AMSC Subsidiary entered into an agreement with Hughes Network Systems Limited ("HNS") pursuant to which AMSC Subsidiary was granted an option to purchase up to six land earth stations (each an "LES") at a price of $2,700,000 or less per LES, subject to discount based on the number of LESs actually purchased. Each LES acts as a switching network and interface between signals transmitted from the Satellite and the public data network. AMSC Subsidiary initially exercised an option to purchase five LESs from HNS, two of which were purchased on behalf of Rockwell International

("Rockwell"), then one of the Company's wholesale customers. The Company acquired the two Rockwell LESs in November 1996, in connection with its acquisition of Rockwell's multimode messaging business. The Company terminated its purchase of one LES, and paid a $1.67 million terminate charge in accordance with the agreement. HNS has also agreed to supply to AMSC Subsidiary software maintenance services in support of the operation of the LESs at an annual rate of $825,000 for the twelve month period commencing December 1, 1996.

         On  January  19,  1996,  the  Company  executed a $40  million  Interim
Financing Facility with Morgan Guaranty Trust Company of New York, Toronto Dominion Investments, Inc. (a subsidiary of The Toronto- Dominion Bank) and HCSSI. HCSSI has agreed to purchase 25% of the Notes issued under the Interim Financing Facility, the issuance of which is subject to certain conditions. The Interim Financing Facility has a stated maturity of September 1996 but is expected to be repaid by the end of April 1996. The terms of the Interim Financing Facility require the Company to issue to the purchasers of the Notes thereunder warrants to acquire up to 100,000 shares of the Company's common stock at a nominal exercise price in addition to the payment of commitment fees to each of the purchasers. Under certain circumstances, the Notes issued under the facility may be converted into shares of common or preferred stock of the Company.

         On June 28, 1996, the Company established a $225 million debt facility with Morgan Guaranty Trust Company and Toronto Dominion Bank (the "Long Term Financing") consisting of two facilities: (i) a $150 million five-year, multi-draw term loan facility (the "Term Loan Facility") and (ii) a $75 million five-year revolving credit facility with a bullet maturity on June 30, 2001 (the "Working Capital Facility"). Two hundred million dollars of the Long Term Financing is guaranteed (the "Guarantee") by three of the Company's principal stockholders: HCSSI, Singapore Telecom and Baron Capital Partners, L.P. (collectively, the "Guarantors"). The terms of the Guarantee were subsequently modified on March 27, 1997 (the "Modified Guarantee"), at the request of the Company, to eliminate the performance tests thereunder relating to net revenues, number of subscribers, operating cash flow and earnings before interest, taxes, depreciation and amortization that the Company must meet to qualify for borrowings under the Long Term Financing. The Guarantors initially received compensation consisting principally of cash fees and warrants (the "Guarantee Warrants"), allowing the Guarantors to purchase 5 million shares of the Company's Common Stock originally at $24 per share. Subsequently, in connection with the Modified Guarantee, the Company reissued and modified the Warrants to extend to 5.5 million shares of the Company's Common Stock exercisable at $13.00 per share. The Guarantee Warrants originally were valued by the Company at $19 million; the Company has not yet received a final valuation for the modified Guarantor warrants.

         The Company has entered into a reseller agreement with Hughes Space & Communications Company, through its Hughes Government Services ("HGS") business unit, whereby HGS will resell the Company's services to federal government subscribers at the Company's established government rates. Like the Company's other government resellers, HGS will set rates and prices for services and equipment, respectively and will be responsible for billing and collecting amounts due from its customers.

         The Company has entered into a consulting agreement with HCSSI for the services of one Company employee (Dr. Agnew) to be provided to HCSSI on a half-time basis. The Company has entered into a reverse, similar arrangement with HNS to obtain the services of one HNS employee, formerly the Company Chief Scientist (William Garner) on a half-time basis. In each consulting arrangement, the

Company receives or pays, as the case may be, one-half of the consulting employees' salary for the services.

         In October 1995, the Company and AT&T Corp. entered into an agreement pursuant to which the Company agreed to provide private voice network and satellite telephone service to AT&T Corp. These services are being provided to AT&T Corp. at rates comparable to those charged to similarly situated customers that are unrelated to the Company. In 1996, AT&T Corp. also purchased 175 transportables.

         In January, 1996, the Company entered into an agreement with AT&T Corp. to provide long distance, public switched telephone network service to the Company in connection with its service. The agreement with AT&T Corp. is on commercial terms similar to those agreed to with Sprint Communications Company in August 1995, also for use in connection with the Company's service offerings.

Performance Graph

         The graph set forth below shows the cumulative total return to holders of the Company's Common Stock from December 31, 1993, through December 31, 1996, computed by dividing (i) the difference between the closing price per share at the beginning of such period and the last trading day of each month during such period (the Company did not declare or pay dividends on its Common Stock during such period) by (ii) the closing share price at the beginning of such period, and compares such return to the performance during such period of the Center for Research in Security Prices ("CRSP") Total Return Index for The Nasdaq Stock Market (U.S. Companies) ("Nasdaq U.S.") and the CRSP Nasdaq Telecommunications Stock Index ("Nasdaq Telecom"). The Nasdaq U.S. index comprises all domestic common shares traded on the Nasdaq National Market and the Nasdaq SmallCap Market, and the Nasdaq Telecom index comprises all such domestic common shares of companies falling under Standard Industrial Classification Code 48. These indices are prepared for Nasdaq by the CRSP at the University of Chicago. The graph assumes $100 invested on December 31, 1993, in the Company's Common Stock (at $ 20.50 per share), the Nasdaq U.S. index and the Nasdaq Telecom index.


[GRAPHIC OMITTED:  COMPARISON OF THIRTY-SIX MONTHS CUMULATIVE TOTAL RETURN]

Executive Compensation
----------------------

         The following tables set forth (a) the compensation paid or accrued by the Company to the Company's chief executive officer and its four other most highly compensated Executive Officers receiving over $100,000 per year (such officers, the "Named Executive Officers") for services rendered during the fiscal year ended December 31, 1996, and (b) certain information relating to options granted to such individuals.

         Summary Compensation Table
         --------------------------

                                                                                         Long-Term      All Other
                                                                                       Compensation     Compen-
                                                Annual Compensation                       Awards        sation(3)
                                                -------------------                       ------        ---------
           Name and                                                Other Annual          Options/
      Principal Position       Year      Salary         Bonus     Compensation(1)         SARs(2)
      ------------------       ----      ------         -----     ---------------         -------


Gary M. Parsons                1996      $145,385     $87,500          $4,026               300,000      $    --
 President and
 Chief Executive Officer

Carson E. Agnew                1996      $176,190     $48,300          $8,996                25,000       75,670
 Vice President,
 Business Development

Patrick FitzPatrick
 former Vice President         1996      $162,245          --          $6,245               100,000           --
 and Chief Financial Officer

Brian B. Pemberton             1996      $325,000     $80,000         $15,842                50,000           --
 former President              1995      $300,000     $80,000              --                30,000           --
 and Chief Executive           1994      $286,040     $80,000              --                30,000           --
 Officer

Randy S. Segal                 1996       191,000      52,716         $ 5,619                65,000           --
 Vice President, General       1995       183,750      55,000          40,341                20,000       54,493
 Counsel and Secretary         1994       175,000      55,000           4,790                12,000       26,845


(1) All dollar amounts reported for fiscal years 1995 and 1994 relate to payments to cover the Named Executive Officers' increased taxes as a result of relocation expense reimbursements. All dollar amounts reported for fiscal year 1996 relate to the personal use of a company car and/or a car allowance.

(2) The numbers reflect grants of options to purchase shares of Common Stock under the 1989 Plan. The Company has not granted SARs.

(3) All dollar amounts reported for fiscal years 1996, 1995 and 1994 relate to relocation expense reimbursements.

         Option/SAR Grants Last Fiscal Year
         ----------------------------------

         The following table sets forth each grant of stock options made during or with respect to 1996 to each of the Named Executive Officers.


                      OPTION/SAR GRANTS IN LAST FISCAL YEAR
                      -------------------------------------

                                                                                               Potential Realizable
                                                     Individual Grants                           Value at Assumed
                                           ------------------------------------                  Annual Rates of
                               Number of    % of Total                                             Stock Price
                              Securities   Options/SARs                                          Appreciation for
                              Underlying    Granted to     Exercise or                            Option Term(3)
                             Options/SARs   Employees/     Base Price                             --------------
       Name                 Granted(1)(2)   Fiscal Year     ($/Share)   Expiration Date          5%           10%
       ----                 -------------   -----------     ---------   ---------------          --           ---

Gary M. Parsons .............  300,000       19.1658%        $12.00      July 31, 2006   $2,264,010    $5,737,470

Carson E. Agnew .............   10,000        0.6389%        $18.25      Jan. 24, 2006     $109,340      $274,104
                                15,000         .9583%        $18.25      June 11, 2006     $172,160      $436,287

Patrick FitzPatrick .........   40,000        2.5554%        $18.56        May 7, 2006     $466,892    $1,183,196
                                60,000        3.8332%        $18.55      Nov. 20, 2006      ($1,770)     $656,454

Brian B. Pemberton ..........   30,000        1.9166%        $18.25      Jan. 24, 2006     $328,020      $822,312
                                20,000        1.2777%        $18.25      June 11, 2006     $229,546      $541,716

Randy S. Segal  .............   20,000        1.2777%        $18.25      Jan. 24, 2006     $218,680      $548,208
                                15,000         .9583%        $18.25      June 11, 2006     $172,160      $436,287
                                30,000        1.9166%        $11.37      Nov. 20, 2006     $214,515      $543,627

(1) The numbers reflect the grant of options to purchase shares of Common Stock under the 1989 Plan. The Company has not granted SARs.

(2) The options become exercisable in three annual installments, vesting at the rate of 33% per year for the first two years with the remaining 34% vesting in the third year.

(3) Based on actual option term and annual compounding. The actual value a Named Executive Officer may realize will depend upon the excess of the price of the Common Stock over the exercise price on the date the option is exercised. Accordingly, there is no assurance that the value ultimately realized by a Named Executive Officer, if any, will be at or near the values indicated.

         Option/SAR Exercises and Year-End Option Values
         -----------------------------------------------

         The following table sets forth, for each of the Named Executive Officers, the value of unexercised options at fiscal year-end:

           Aggregated Option/SAR Exercises in Last Fiscal Year and Fiscal Year-End Option/SAR Values (1)

                                                 Number of Securities Underlying         Value of Unexercised
                                                  Unexercised Options at Fiscal        in-the-Money Options/SARs
                                                           Year-End(#)                   at Fiscal Year-End($)
             Name                                   Exercisable/Unexercisable          Exercisable/Unexercisable
             ----                                   -------------------------          -------------------------

Gary M. Parsons.....................                       0/300,000                               $0/$114,000
Carson E. Agnew.....................                   3,300/31,700                                $0/$0
Patrick FitzPatrick.................                       0/100,000                               $0/$0
Brian B. Pemberton..................                  83,828/92,537                                $0/$0
Randy S. Segal .....................                  19,505/79,427                                $0/$24,600




(1) Does not include options granted on January 23, 1997, with respect to fiscal year 1996, and included in the table "Option Grants Last Fiscal
         Year," above. None of the Named Executive Officers exercised options during the fiscal year ended December 31, 1996. The Company has not granted SARs.



         The following table sets forth each repriced grant of stock options made during or with respect to 1996 to each of the Named Executive Officers.

                              OPTION/SAR REPRICINGS
                              ---------------------

                                                     Individual Grants
                                          ---------------------------------------
                                                       Market                                       Length of
                                      Number of       Price of       Exercise                       Original
                                     Securities       Stock at       Price at                      Option Term
                                     Underlying       Time of         Time of          New        Remaining at
                                    Options/SARs    Repricing or   Repricing or     Exercise    Date of  Repricing
      Name               Date          Repriced       Amendment      Amendment        Price       or Amendment
      ----                        -----------------   ---------  ---------------- ------------ -------------------


Carson E. Agnew ....    6/11/96        10,000          $18.75         $27.75        $18.75    9 years 7 months
Brian B. Pemberton .    6/11/96        30,000          $18.75         $27.75        $18.75    9 years 7 months
Randy S. Segal .....    6/11/96        20,000          $18.75         $27.75        $18.75    9 years 7 months


Employment Agreements
---------------------

                  At  November  20,  1996,  the Company was a party to change in control agreements (collectively the "Change in Control Agreements" and individually an "Change in Control Agreement") with each of Patrick FitzPatrick, Lon C. Levin, Susan Byrd Lubert, Randy S. Segal (collectively "Executives and individually "Executive"). Under the Change in Control Agreements, the Company considers it essential to its best interests and to the best interests of its stockholders to foster the continuous employment of its key management personnel. If a potential Change in Control or a Change in Control occurs during the term of the Change in Control Agreement , the Company shall provide to each Executive a lump-sum severance payment equal to the sum of the Executive's annual base salary and the Executive's average bonus, all options to purchase securities of the Company granted to the Executive pursuant to the Company's 1989 Plan or any other Company plan that are then held by the Executive shall be accelerated to the later of the Date of Termination or six months after the date such option was granted, and shall continue to be exercisable for a two-year period after such acceleration, the Company shall provide the Executive with group term life insurance, health insurance, accident and long-term disability insurance benefits which shall continue for a twelve-month period or until the date the Executive will reach age sixty-five substantially similar in all respects to those that the Executive was receiving immediately prior to the termination date. In addition, the Company shall pay to the Executive all reasonable legal fees and expenses incurred by the Executive as a result of a termination.


                       2. PROPOSAL TO AMEND THE 1989 PLAN
                       ----------------------------------

Proposed Amendment
------------------

     The American Mobile Satellite Corporation 1989 Plan was approved by the Board of Directors in December 1989. There are currently 2,000,000 shares of Common Stock reserved for issuance under the 1989 Plan. On January 24, 1997, the Board of Directors of the Company approved for submission to stockholders an amendment to the 1989 Plan which will increase the number of shares of Common Stock reserved for issuance under the 1989 Plan from 2,000,000 shares to 3,500,000 shares.

                  As of March 31, 1997, options for 1,903,331 shares were granted and outstanding, and 70,584 options had been exercised. If the amendment is approved, there will be 1,526,085 shares of Common Stock available for grant under the 1989 Plan.

Reason for the Amendment
------------------------

     The Company utilizes stock option grants as part of its compensation program for executives and employees. In this way, the Company links compensation at various levels within the organization to performance and believes that it is appropriate to continue such practice in the future through the use of stock options. In addition, the Company believes that the use of stock option grants to executives and employees helps to provide incentive for their continued employment and otherwise more closely aligns their interests with those of the Company's stockholders. As a result, the Board of Directors believes that 1,500,000 additional shares of Common Stock should be made available under the 1989 Plan in order to facilitate the continued use of stock options as a part of the Company's incentive compensation program.

Terms of the 1989 Plan
----------------------

                  The 1989 Plan is intended to assist the Company in attracting and retaining employees of outstanding ability and to promote the identification of their interests with those of the stockholders of the Company. The 1989 Plan permits the grant of nonstatutory stock options and award of bonus stock covering 2,000,000 authorized but unissued or reacquired shares of Common Stock, subject to adjustment to reflect events such as stock dividends, stock splits, recapitalizations, mergers or reorganizations of or by the Company.

                  As of December 31, 1996, stock options covering 1,513,179 shares of Common Stock were outstanding, which options were held by 266 persons at a weighted average exercise price of $16.49 per share. As of March 31, 1997, the market value of the shares underlying such options (as reflected in the closing bid price for the Company's Common Stock as reported through the National Association of Securities Dealers Automated Quotation system) was $11.25 per share. The exercise price of all options granted under the 1989 Plan has been at least equal to the fair market value of the Common Stock on the date of grant, as determined in good faith by the Board. The following table sets forth the number of options held as of December 31, 1996 by each of the Named Executive Officers, all of the Company's Executive Officers as a group, and all of the Company's employees, other than Executive Officers, as a group.



                                    1989 Plan

                                                    Number of Options Held as of
Name and Position                                   December 31, 1996
-----------------                                   -----------------

Gary M. Parsons.............................            300,000
 President and Chief Executive Officer

Carson E. Agnew.............................             35,000
 Vice President

Patrick FitzPatrick.........................            100,000
 former Vice President and
 Chief Financial Officer

Brian B. Pemberton..........................            176,365
 former President, Skycell Services, Inc.

Randy S. Segal..............................             98,932
 Vice President, General Counsel
 and Secretary

Executive Officers as a Group...............            450,297

Employees, other than Executive
 Officers, as a Group.......................          1,062,882


         See "Option Grants Last Fiscal Year," above for additional information about options granted under the 1989 Plan.

         Unless sooner terminated by the Board, the 1989 Plan will expire on December 6, 2003. Such termination will not affect the validity of any option grant or bonus stock award outstanding on the date of termination.

         The 1989 Plan is administered by the Compensation and Stock Option Committee of the Board and is intended to satisfy the requirements of Rule 16b-3 under the Exchange Act. Subject to the terms and conditions of the 1989 Plan, the Compensation and Stock Option Committee has the authority to select the persons to whom grants of options or awards of bonus stock are to be made, to designate the number of shares of Common Stock to be covered by such grants or awards, and to make all other determinations and take all other actions necessary or advisable for the administration of the 1989 Plan.

         Subject to the terms and conditions of the 1989 Plan, the Compensation and Stock Option Committee may modify, extend or renew outstanding options, or accept the surrender of outstanding options granted under the 1989 Plan or under any other Stock Option Plan of the Company and authorize the granting of new options pursuant to the 1989 Plan in substitution therefor. The substituted options may specify a lower exercise price than the surrendered options, a longer term than the surrendered options or have any other provisions that are authorized by the 1989 Plan.

         The 1989 Plan may be amended by the Board, subject to stockholder approval if such approval is then required by applicable law or in order for the 1989 Plan to continue to satisfy the requirements of Rule 16b-3 under the Exchange Act.

         Stock options and bonus stock may be granted or awarded only to persons determined by the Compensation and Stock Option Committee to be employees of the Company. As of February 1, 1997, the Company had approximately 294 employees. An employee may receive more than one option or award of bonus stock, provided that no employee may be granted options or bonus stock under the 1989 Plan covering more than 50% of the shares of Common Stock reserved for issuance under the 1989 Plan as set forth above.

         Stock options granted under the 1989 Plan will have exercise prices not less than the greater of the fair market value of the optioned stock at the date of grant or the par value of the optioned stock. Generally, options granted under the 1989 Plan shall not be exercisable until the expiration of six months from the date of grant or have a term greater than ten years after the date of grant. Without limiting the Compensation and Stock Option Committee's discretion as to the terms of stock options granted in accordance with the provisions of the 1989 Plan, options granted under the 1989 Plan generally become exercisable as to 33% of the stock covered thereby on each of the first two anniversaries of the date of grant and as to an additional 34% on the third anniversary of the date of the grant, generally terminate ten years after the date of grant, and generally have an exercise price equal to the fair market value of the optioned stock at the date of grant. The Compensation and Stock Option Committee may in its discretion provide that options granted under the 1989 Plan expire at specified times following, or become exercisable in full upon, the occurrence of certain events, including a change of control, death, disability or retirement.

         The 1989 Plan permits the payment of the option exercise price to be made in cash (which may include an assignment of the right to receive the cash proceeds from the sale of Common Stock subject to the option pursuant to a "cashless exercise" procedure) or by delivery of shares of Common Stock valued at their fair market value on the date of exercise, or by a combination of both cash and Common Stock. The 1989 Plan also provides, unless otherwise determined by the Compensation and Stock Option Committee and set forth in an agreement, for satisfaction of an optionee's or grantee's tax liabilities arising in connection with the 1989 Plan through retention by the Company of shares of Common Stock issuable upon the exercise of a nonstatutory stock option or pursuant to an award of bonus stock or through delivery of shares of Common Stock to the Company subject to the terms and conditions set forth in the 1989

Plan and under such other terms and conditions as the Compensation and Stock Option Committee deems appropriate.

         The Compensation and Stock Option Committee may in its discretion provide for the right of the optionee to surrender to the Company an option (or portion thereof) that has become exercisable and receive upon such surrender, without any payment to the Company, that number of shares of Common Stock having an aggregate fair market value equal to the number of shares subject to the option being surrendered multiplied by an amount equal to the difference between the fair market value of a share of Common Stock on the date of surrender and the option exercise price, plus an amount of cash equal to the fair market value of any fractional share. The Compensation and Stock Option Committee also may provide for the grant of a new option to an optionee upon the surrender of shares of Common Stock to pay the option exercise price of a previously granted option. The number of shares subject to any such new option shall equal the number of shares surrendered to pay the option exercise price, and the option exercise price for any such new option will not be less than the greater of the fair market value of the optioned stock at the date of grant or the par value of the optioned stock.

         Options granted under the 1989 Plan shall not be transferable otherwise than by will, by the laws of descent and distribution or pursuant to a qualified domestic relations order (as defined in the Code), and may be exercised during the optionee's lifetime only by the optionee or, in the event of the optionee's legal disability, by the optionee's legal representative.

         Bonus stock may also be awarded under the 1989 Plan. A bonus stock award consists of shares of Common Stock that may be issued from time to time under such conditions (if any) that the Compensation and Stock Option Committee may prescribe. Such conditions might include such matters as continued employment with the Company for a specified period of time or achievement of certain performance goals.

         An optionee will not recognize income on the grant of a nonstatutory stock option, but generally will recognize ordinary income on the exercise of a nonstatutory stock option. The amount of income recognized on the exercise of a nonstatutory stock option generally will be equal to the excess, if any, of the fair market value of the shares at the time of exercise over the aggregate exercise price paid for the shares, regardless of whether the exercise price is paid in cash or in shares. Where ordinary income is recognized by an optionee in connection with the exercise of a nonstatutory stock option, the Company will be entitled to a deduction in the amount of ordinary income so recognized, subject to satisfying tax withholding requirements.

         A grantee who is awarded bonus stock that is not subject to restrictions generally will recognize ordinary income with respect to the shares on the date of grant. If the shares of bonus stock are subject to a substantial risk of forfeiture on the date of grant, the grantee is not required to include the value of such shares in ordinary income until the shares become no longer subject to a substantial risk of forfeiture, unless the grantee elects to be taxed on receipt of the shares. In either case, the amount of such income generally will be equal to the fair market value of the shares at the time the income is recognized. The Company will be entitled to a deduction in the amount of ordinary income so recognized, subject to satisfying tax withholding requirements.

         The rules governing the tax treatment of options and bonus stock, and an optionee's or grantee's receipt of shares in connection with such grants or awards, are quite technical, so that the above description of tax consequences is necessarily general in nature and does not purport to be complete. Moreover, statutory provisions are, of course, subject to change, as are their interpretations, and their application may vary in individual circumstances. Finally, the tax consequences under applicable state law may not be the same as under the federal income tax laws.

Recommendation and Vote Required
--------------------------------

     The affirmative vote of the holders of a majority of the Company's Common Stock present in person or by proxy and entitled to vote at the Annual Meeting
is required to approve the amendment to the 1989 Plan.   The Board of Directors
Recommends a Vote FOR the Approval of this Proposal.

     PROXIES WILL BE VOTED FOR THE APPROVAL OF THE AMENDMENT TO THE 1989 PLAN UNLESS OTHERWISE INDICATED ON THE PROXY.

                  3. RATIFICATION OF APPOINTMENT OF ACCOUNTANTS
                  ---------------------------------------------

         On the recommendation of the Audit Committee, the Board of Directors has appointed Arthur Andersen LLP as independent accountants for the Company for the year 1997, subject to ratification by the stockholders at the annual meeting. Arthur Andersen LLP has been the independent accountants for the Company since 1988. A representative of Arthur Andersen LLP will be present at the annual meeting of stockholders with the opportunity to make a statement if he so desires and to respond to appropriate questions.

         The Board of Directors recommends a vote FOR ratification of the appointment of Arthur Andersen LLP as independent accountants for the Company for the year 1997.



             SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
             -------------------------------------------------------

         Under the securities laws of the United States, the Company's directors, its executive officers, and any persons holding more than ten percent of the Company's common stock are required to report their ownership of the Company's common stock and any changes in that ownership to the Securities and Exchange Commission and the National Association of Securities Dealers, Inc. Specific due dates for these reports have been established and the Company is required to report in this proxy statement any failure to file by these dates. Except as described in the following three sentences, no person associated with the Company who was required to file under these rules failed to file any such required report. Mr. Zesiger did not report on Form 4, but reported on Form 5, the purchase by a pension fund over which Mr. Zesiger has investment control of 3,000 shares of the Company's common stock acquired in 1996. Mr. Dorfman was late in filing on Form 4 the purchase in one transaction of 1,000 shares of the Company's Common Stock in 1996. Ronald Baron, who may be deemed a ten percent owner for purposes of Section 16(a), was late in filing his initial report with the Securities and Exchange Commission. In making these statements, the Company has relied on the written representations of its directors and officers and copies of the reports that have been filed with the Commission.


                                  OTHER MATTERS
                                  -------------

         The Board of Directors is not aware of any other matters to be presented at the annual meeting. If any other matter proper for action at the meeting should be presented, the holders of the accompanying proxy will vote the shares represented by the proxy on such matter in accordance with their best judgment. If any matter not proper for action at the meeting should be presented, the holders of the proxy will vote against consideration thereof or action thereon.

         All shares represented by the accompanying proxy, if the proxy is duly executed and received by the Company at or prior to the meeting, will be voted at the meeting in accordance with any instructions specified on such proxy and, where no instruction is specified, as indicated on such proxy.

                               PROPOSALS FOR 1998
                               ------------------

         In accordance with rules promulgated by the SEC, the Company will review for inclusion in next year's proxy statement stockholder proposals received by November 30, 1997. Proposals should be sent to the Secretary of the Company, 10802 Parkridge Boulevard, Reston, Virginia 20191-5416. In addition, in accordance with Article II, Section 13 of the Company's By-Laws, in order to be properly brought before the 1998 annual meeting of stockholders, a stockholder submitting a proposal must file a written notice with the Secretary of the Company which conforms to the requirements of the By-Laws. If the Board of Directors or a designated committee or officer who will preside at the stockholders meeting determines that the information provided in such notice does not satisfy the informational requirements of the By-Laws or is otherwise not in accordance with law, the stockholder will be notified promptly of such deficiency and be given an opportunity to cure the deficiency within the time period prescribed in the ByLaws. Such notice of a stockholder proposal must be delivered not less than 60 days nor more than 120 days prior to the date of the annual meeting to be held in 1997 (unless such notice relates to a special meeting or the annual meeting is called to be held before the date specified in the By-Laws, in which case the stockholder proposal must be delivered no later than the close of business on the tenth day following the date on which notice of the meeting is publicly announced).


                               1996 ANNUAL REPORT
                               ------------------

         AMSC's Annual Report for the year 1996, including financial statements, is being furnished concurrently with this Proxy Statement to persons who were stockholders of record as of March 31, 1997, the record date for the annual meeting. The Annual Report does not form part of the material for the solicitation of proxies.

                                            By order of the Board of Directors,
                                            Randy S. Segal
                                            Vice President and Secretary

Reston, Virginia
April 21, 1997